Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Vice President of Investor Relations

225-298-5318

kinda@he-equipment.com

H&E Equipment Services Reports Fourth Quarter 2018 Results

BATON ROUGE, Louisiana — (February 21, 2019) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the fourth quarter and year ended December 31, 2018.

FOURTH QUARTER 2018 SUMMARY

•	Revenues increased 17.4% to $346.0 million versus $294.7 million a year ago.

•	Pre-tax income was $34.8 million, an increase of $7.2 million, or 26.1%, from a year ago.

•

Net income was $25.1 million in the fourth quarter compared to net income of $85.9 million a year ago. We recorded income tax expense of $9.7 million versus an income tax benefit of $58.4 million a year ago. The prior period $58.4 million tax benefit was due to a one-time revaluation of our deferred tax assets and liabilities resulting from the decrease in the corporate federal income tax rate enacted in December 2017. The effective income tax rate was 27.9% in the fourth quarter of 2018 and (211.7)% in the fourth quarter of 2017.

•	Adjusted EBITDA increased 26.2% to $114.6 million in the fourth quarter compared to $90.7 million a year ago, yielding a margin of 33.1% of revenues compared to 30.8% a year ago.

•	Rental revenues increased 27.6% to $163.0 million in the fourth quarter compared to $127.7 million a year ago.

•	New equipment sales increased 7.1% to $79.7 million in the fourth quarter compared to $74.4 million a year ago.

•	Used equipment sales increased 17.8% to $37.8 million in the fourth quarter compared to $32.1 million a year ago.

•

Gross margin was 35.6% compared to 34.2% a year ago. The increase in gross margin was the result of a shift in revenue mix to higher margin rental revenues combined with strong operating performance from several business segments.

•	Rental gross margins were 51.5% in the fourth quarter of 2018 compared to 51.0% a year ago.

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H&E Equipment Services Reports Fourth Quarter 2018 Results

February 21, 2019

•

Average time utilization (based on original equipment cost) was 72.9% compared to 74.2% a year ago. The size of the Company’s rental fleet based on original acquisition cost increased 25.7% from a year ago, to $1.8 billion.

•	Average rental rates increased 2.0% compared to a year ago and 0.5% sequentially.

•	Dollar utilization was 37.0% in the fourth quarter compared to 36.2% a year ago.

•	Average rental fleet age at December 31, 2018, was 34.5 months compared to an industry average age of 45.4 months.

Brad Barber, H&E Equipment Services’ chief executive officer and president, said, “As a result of strong demand for rental equipment and new machinery combined with solid execution throughout our business, fourth quarter total revenues increased 17.4% and Adjusted EBITDA increased 26.2% from a year ago. Project activity in the non-residential construction markets remained healthy and we continued to achieve rate improvement and high physical utilization levels, which drove a 27.6% increase in rental revenue from the prior year quarter. New equipment sales exceeded our expectations, increasing 7.1% from a year ago, which we believe to be a tough comp. The increase in new equipment sales was largely due to higher aerial and crane sales, up 95.5% and 5.7%, respectively.”

Barber concluded, “Our outlook for 2019 is positive as industry rental revenues are forecast to increase, growth in the non-residential construction markets is expected to continue and our larger contractor customers remain confident about the level of projects in their pipelines. Even with a fleet size that is 25.7%, or $361.0 million by original acquisition cost, larger than a year ago, physical utilization is currently running above year-ago levels. We remain focused on additional growth through acquisitions and warm starts, with two acquisitions in 2018 and our recent purchase of Texas-based We-Rent-It.”

FINANCIAL DISCUSSION FOR FOURTH QUARTER 2018:

Revenue

Total revenues increased 17.4% to $346.0 million in the fourth quarter of 2018 from $294.7 million in the fourth quarter of 2017. Equipment rental revenues increased 27.6% to $163.0 million compared with $127.7 million in the fourth quarter of 2017. New equipment sales increased 7.1% to $79.7 million from $74.4 million a year ago. Used equipment sales increased 17.8% to $37.8 million compared to $32.1 million a year ago. Parts sales increased 9.1% to $30.5 million from $28.0 million in the fourth quarter of 2017. Service revenues decreased 3.3% to $15.2 million compared to $15.8 million a year ago.

Gross Profit

Gross profit increased 22.1% to $123.1 million from $100.9 million in the fourth quarter of 2017. Gross margin was 35.6% for the quarter ended December 31, 2018, as compared to 34.2% for the quarter ended December 31, 2017. On a segment basis, gross margin on rentals was 51.5% in the fourth quarter of 2018 compared to 51.0% in the fourth quarter of 2017. On average, rental rates were 2.0% higher than rates in the fourth quarter of 2017. Time utilization (based on original equipment cost) was 72.9% in the fourth quarter of 2018 compared to 74.2% a year ago.

Gross margins on new equipment sales increased to 12.7% in the fourth quarter compared to 11.0% a year ago. Gross margins on used equipment sales were 29.1% compared to 31.0% a year ago. Gross margins on parts sales were 26.0% in the fourth quarter of 2018 compared to 27.1% in the fourth quarter of 2017. Gross margins on service revenues were 67.9% for the fourth quarter of 2018 compared to 66.9% in the fourth quarter of 2017.

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H&E Equipment Services Reports Fourth Quarter 2018 Results

February 21, 2019

Rental Fleet

At the end of the fourth quarter of 2018, the original acquisition cost of the Company’s rental fleet was $1.8 billion, an increase of $361.0 million from the end of the fourth quarter of 2017. Dollar utilization was 37.0% compared to 36.2% for the fourth quarter of 2017.

Selling, General and Administrative Expenses

SG&A expenses for the fourth quarter of 2018 were $73.0 million compared with $60.5 million the prior year, a $12.6 million, or 20.8%, increase. SG&A expenses in the fourth quarter of 2018 as a percentage of total revenues were 21.1% compared to 20.5% a year ago. The increase in SG&A was attributable to higher labor, wages, incentives, related employee benefit costs and other employee expenses of $8.1 million due to the CEC and Rental Inc. acquisitions completed in 2018, a larger workforce and higher compensation related to our improved profitability. In addition, our results for the quarter ended December 31, 2018, included $0.9 million of amortization expense associated with the recognition of intangible assets from the CEC and Rental Inc. purchase price allocations. Expenses related to Greenfield branch expansions increased $0.4 million compared to a year ago.

Income from Operations

Income from operations for the fourth quarter of 2018 increased 26.4% to $50.9 million, or 14.7% of revenues, compared to $40.3 million, or 13.7% of revenues, a year ago.

Interest Expense

Interest expense was $16.6 million for the fourth quarter of 2018 compared to $13.3 million a year ago.

Net Income

Net income was $25.1 million, or $0.70 per diluted share, in the fourth quarter of 2018 compared to net income of $85.9 million, or $2.40 per diluted share, in the fourth quarter of 2017. We recorded an income tax benefit of $58.4 million a year ago, resulting from a one-time revaluation of our deferred tax assets and liabilities due to the decrease in the corporate federal income tax rate enacted in December 2017. The effective income tax rate was 27.9% in the fourth quarter of 2018 and (211.7)% in the fourth quarter of 2017.

Adjusted EBITDA

Adjusted EBITDA for the fourth quarter of 2018 increased 26.2% to $114.6 million compared to $90.7 million in the fourth quarter of 2017. Adjusted EBITDA as a percentage of revenues was 33.1% compared with 30.8% in the fourth quarter of 2017.

FINANCIAL DISCUSSION FOR THE YEAR ENDED DECEMBER 31, 2018:

Revenue

Total revenues increased 20.3%, or $208.9 million, to $1.2 billion in 2018 from $1.0 billion in 2017. Equipment rental revenues increased 23.6% to $592.2 million compared with $479.0 million in 2017. New equipment sales increased 29.3% to $262.9 million from $203.3 million a year ago. Used equipment sales increased 16.6% to $125.1 million compared to $107.3 million a year ago. Parts sales increased 5.4% to $120.5 million from $114.3 million in 2017. Service revenues increased 1.0% to $63.5 million from $62.9 million a year ago.

Gross Profit

Gross profit increased 21.8%, or $78.6 million, to $438.5 million from $359.9 million in 2017. Gross margin was 35.4% for 2018 compared to 34.9% for 2017. On a segment basis, gross margin on rentals increased to 49.7% in 2018 from 48.4% in 2017. On average, 2018 rental rates increased 2.1% compared to 2017. In 2018, time utilization (based on original equipment cost) was 71.6% compared to 72.1% a year ago.

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H&E Equipment Services Reports Fourth Quarter 2018 Results

February 21, 2019

Gross margins on new equipment sales increased to 11.7% from 11.1% a year ago. Gross margins on used equipment sales increased to 31.2% compared to 30.9% a year ago. Gross margins on parts sales were 26.7% compared to 27.2% a year ago. Gross margins on service revenues were 66.4% in 2018 and 2017.

Selling, General and Administrative Expenses

SG&A expenses for 2018 were $278.3 million compared with $232.8 million in 2017, an increase of $45.5 million, or 19.6%. In 2018, SG&A expenses as a percentage of total revenues decreased to 22.5% compared to 22.6% a year ago. The increase in SG&A expenses was attributable to higher labor, wages, incentives, related employee benefits costs and other employee expenses of $30.8 million due to the CEC and Rental Inc. acquisitions completed in 2018, a larger workforce and higher compensation related to our improved profitability. Legal and professional fees increased $3.6 million. Supply costs increased $2.0 million. Utility costs increased $1.7 million and other facility related expenses increased $1.8 million. Promotional expenses increased $1.1 million. Liability insurance cost increased $0.9 million. In addition, our results for the year ended December 31, 2018, included $3.3 million of amortization expense associated with the recognition of intangible assets from the CEC and Rental Inc. purchase price allocations. Expenses related to Greenfield branch expansions increased $4.0 million compared to a year ago.

Income from Operations

Income from operations in 2018 increased 20.8% to $166.6 million, or 13.5% of revenues, compared to $137.9 million, or 13.4% of revenues, in 2017. The year ago period included $5.8 million of merger breakup fee proceeds, net of merger costs. Excluding the merger breakup fee proceeds, net of merger costs, 2018 income from operations increased 26.7%.

Interest Expense

Interest expense in 2018 was $63.7 million, an $8.7 million increase from $55.0 million a year ago.

Net Income1

Net income was $76.6 million, or $2.13 per diluted share, compared to net income of $109.7 million, or $3.07 per diluted share, in 20171. We recorded an income tax benefit of $50.3 million in 2017 from a one-time re-measurement of our deferred tax assets and liabilities resulting from the decrease in the corporate federal income tax rate from 35% to 21%. The effective income tax rate was 26.8% in 2018 compared to (84.8%) in 2017.

Adjusted EBITDA

Adjusted EBITDA for 2018 increased 23.9% to $405.4 million from $327.1 million in 2017. Adjusted EBITDA as a percentage of revenues was 32.7% compared with 31.8% in 2017.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA and Adjusted EBITDA). Please refer to our Current Report on Form 8-K for a description of these measures and of our use of these measures. These measures as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not a measurement of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.

[1]

In the third quarter of 2017, the Company completed its offering of new 8-year 5.625% senior unsecured notes and the repurchase and redemption of its previously outstanding 7% senior unsecured notes. The Company’s operating results for the year ended 2017 include a $25.4 million non-recurring item associated with the premiums paid to repurchase and redeem the old notes and the write-off of unamortized note discount and deferred transaction costs associated therewith and $5.8 million of income, net of merger costs, resulting from the termination of our merger agreement with Neff Corporation.

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H&E Equipment Services Reports Fourth Quarter 2018 Results

February 21, 2019

Conference Call

The Company’s management will hold a conference call to discuss fourth quarter and full-year 2018 results today, February 21, 2019 at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 323-794-2551 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on February 21, 2019, and will continue through March 2, 2019, by dialing 719-457-0820 and entering the confirmation code 1714345.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on February 21, 2019, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 96 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions. The Company is focused on heavy construction and industrial equipment and rents, sells, and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, on site parts, repair, and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rentals, parts sales, and services operations.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend”, “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America; (2) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty in the markets we serve; (3) the impact of conditions in the global credit and commodity markets and their effect on construction spending and the economy in general; (4) relationships with equipment suppliers; (5) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (6) our indebtedness; (7) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our inability to consummate such acquisitions; (8) our possible inability to integrate any businesses we acquire; (9) competitive pressures; (10) security breaches and other disruptions in our information technology systems; (11) adverse weather events or natural disasters; (12) compliance with laws and regulations, including those relating to environmental matters, corporate governance matters and tax matters, as well as any future changes to such laws and regulations; and (13) other factors discussed in our public filings,

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H&E Equipment Services Reports Fourth Quarter 2018 Results

February 21, 2019

including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently available information and important, underlying assumptions. H&E is under no obligation to publicly update or revise any forward-looking statements after this press release, whether as a result of any new information, future events or otherwise. Investors, potential investors, security holders and other readers are urged to consider the above mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

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H&E Equipment Services Reports Fourth Quarter 2018 Results

February 21, 2019

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2018	2017	2018	2017
Revenues:
Equipment rentals	$162,966	$127,713	$592,193	$479,016
New equipment sales	79,683	74,418	262,948	203,301
Used equipment sales	37,838	32,110	125,125	107,329
Parts sales	30,538	27,994	120,454	114,253
Service revenues	15,238	15,752	63,488	62,873
Other	19,711	16,679	74,753	63,247

Total revenues	345,974	294,666	1,238,961	1,030,019
Cost of revenues:
Rental depreciation	55,753	43,459	208,453	169,455
Rental expense	23,239	19,182	89,520	77,706
New equipment sales	69,592	66,262	232,057	180,702
Used equipment sales	26,831	22,153	86,052	74,132
Parts sales	22,586	20,400	88,263	83,135
Service revenues	4,898	5,213	21,328	21,111
Other	19,959	17,127	74,754	63,870

Total cost of revenues	222,858	193,796	800,427	670,111

Gross Profit	123,116	100,870	438,534	359,908
Selling, general, and administrative expenses	73,026	60,456	278,298	232,784
Merger costs, net of merger breakup fee proceeds	(269)	(724)	(708)	5,782
Gain on sales of property and equipment, net	1,078	578	7,118	5,009

Income from Operations	50,899	40,268	166,646	137,915
Loss on early extinguishment of debt	—	—	—	(25,363)
Interest expense	(16,646)	(13,293)	(63,707)	(54,958)
Other income, net	502	594	1,724	1,750

Income before provision (benefit) for income taxes	34,755	27,569	104,663	59,344
Provision (benefit) for income taxes	9,695	(58,359)	28,040	(50,314)

Net income	$25,060	$85,928	$76,623	$109,658

NET INCOME PER SHARE:
Basic – Net income per share	$0.70	$2.41	$2.15	$3.09

Basic – Weighted average number of common shares outstanding	35,764	35,582	35,677	35,516

Diluted – Net income per share	$0.70	$2.40	$2.13	$3.07

Diluted – Weighted average number of common shares outstanding	35,901	35,827	35,903	35,699

Dividends declared per common share	$0.275	$0.275	$1.100	$1.100

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H&E Equipment Services Reports Fourth Quarter 2018 Results

February 21, 2019

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	Dec. 31,	Dec. 31,
	2018	2017
Cash	$16,667	$165,878
Rental equipment, net	1,141,498	904,824
Total assets	1,727,181	1,467,717
Total debt (1)	1,121,487	951,486
Total liabilities	1,470,378	1,250,924
Stockholders’ equity	256,803	216,793
Total liabilities and stockholders’ equity	$1,727,181	$1,467,717

(1)	Total debt consists of the aggregate amounts on the senior secured credit facility, senior unsecured notes and capital lease obligations.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2018	2017	2018	2017
Net Income	$25,060	$85,928	$76,623	$109,658
Interest Expense	16,646	13,293	63,707	54,958
Provision (benefit) for income taxes	9,695	(58,359)	28,040	(50,314)
Depreciation	61,979	49,157	233,046	193,245
Amortization of intangibles	905	—	3,320	—
EBITDA	$114,285	$90,019	$404,736	$307,547
Merger costs, net of merger breakup fee proceeds	269	724	708	(5,782)
Loss on early extinguishment of debt	—	—	—	25,363
Adjusted EBITDA	$114,554	$90,743	$405,444	$327,128

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